Exhibit 99.1
Princeton National Bancorp, Inc. Generates Record Core Earnings During
The First Six Months of 2008
PRINCETON, ILLINOIS — July 28, 2008 — Princeton National Bancorp, Inc. (NASDAQ: PNBC)
President Tony J. Sorcic stated, “Princeton National Bancorp, Inc. is excited to announce record earnings for the first six months of 2008. Net income of $4,111,000 represents a 37.9% increase over the 2007 net income of $2,982,000. Fully diluted earnings per share for the same period of $1.24 represent a 39.3% increase over the 2007 fully diluted earnings per share of $.89. Additionally, the return on average equity increased 30.5% to 11.98% from 9.18%.”
Mr. Sorcic continued, “The positive trend in net interest income continued throughout the first six months of 2008. Princeton National Bancorp, Inc.’s net interest margin (tax equivalent) grew to 3.44% from 3.13% for the same six-month period in 2007. Based on the current level of assets, this equates to an increase in net (annualized pre-tax) interest income of $2,400,000. The net interest income for the six months ending June 30, 2008 was $15,271,000, compared to $12,978,000 for the first six months of 2007. Management believes the net interest margin will continue to increase throughout the remainder of 2008.”
Mr. Sorcic concluded, “Citizens First National Bank, the subsidiary bank, has been serving customers since 1865 in good times and challenging times. Princeton National Bancorp, Inc. and Citizens First National Bank are very strong organizations with long and successful track records.”
It is with great regret the Company announces the retirement of Thomas M. Longman effective July 28, 2008 due to his relocation outside of the Company’s market area. Mr. Longman has been a long-time Director and great asset to the Company. His support, input and dedication will truly be missed. We wish him well in his retirement.
Non-interest income generated during the six-month period of 2008 totaled $5,904,000, a $537,000 (10.0%) improvement over 2007. The Company remains focused on increasing non-interest income by expanding products and services that are attractive to the customer. The Company’s non-interest income has equaled or exceeded 1% of average assets for 32 consecutive quarters.
As a percentage of average assets, non-interest expense for the six months ended June 30, 2008 was 2.80%, compared to 2.88% for the six months ended June 30, 2007. Operating expenses are well-controlled and emphasis will continue to be placed on improving efficiencies.
In comparing the second quarter of 2008 to the same period in 2007, net income of $2.020 million increased 30.1% from $1.553 million, fully diluted earnings per share increased 32.6%, net interest income increased 18.67%, and the return on average equity increased 22.5%.
Assets at June 30, 2008 reached a record high of $1.105 billion. During the first six months of 2008, total loans have increased $23.6 million, ending the period at $746,234,000. The loan-to-asset ratio increased to 67.5% as of June 30, 2008 from 66.9% at December 31, 2007. The Subsidiary Bank has no sub-prime loans in its loan portfolio. The non-performing loans represent 1.95% of the total loan portfolio at June 30, 2008. The Subsidiary Bank currently has $62.1 million in its commercial banking pipeline, which, if funded, should help continue the improvement in the net interest margin. The Company had total deposits and repurchase agreements of $939.3 million, a $13.7 million increase from $925.6 million at December 31, 2007.

Princeton National Bancorp, Inc.’s strategies to grow the Company, improve the net interest margin, control expenses and provide a consistent return to shareholders is evidenced by the increases in fully diluted earnings per share, net income, net interest margin, loans and the loan-to-asset ratio and the decrease in non-interest expense as a percent of average assets. Additional financial information is available at www.pnbc-inc.com.
In April 2008, the Board of Directors of Princeton National Bancorp, Inc. announced a 6-month extension of the 50,000 share stock repurchase plan declared in April 2007. During the second quarter 10,000 shares were purchased under the Plan at an average price of $28.38. There are currently 20,000 shares remaining under this plan. The Company currently has 3,295,184 outstanding shares of common stock. Since 1997, the Company has repurchased a total of 1,364,271 shares through stock repurchase programs.
The stock price closed at $27.24 on June 30, 2008, compared to $24.25 on December 31, 2007 and $27.60 on June 30, 2007. Financial stocks continue to be negatively impacted by the poor earnings reports of many institutions, due to compressed net interest margins, loan charge-offs and sub-prime loan issues. As stated in previous communications, the Company has no sub-prime loans in its loan portfolio or as underlying collateral in its investment portfolio.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.105 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875—4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	June 30,
	2008	December 31,
	(unaudited)	2007
ASSETS

Cash and due from banks	$26,297	$25,801

Interest-bearing deposits with financial institutions	102	1,803
Federal funds sold	0	0

Total cash and cash equivalents	26,399	27,604

Loans held for sale, at lower of cost or market	3,324	928

Investment securities available-for-sale, at fair value	220,617	218,095
Investment securities held-to-maturity, at amortized cost	15,608	14,578

Total investment securities	236,225	232,673

Loans, net of unearned interest	746,234	722,647
Allowance for loan losses	(3,396)	(3,248)

Net loans	742,838	719,399

Premises and equipment, net	30,374	30,801
Land held for sale, at lower of cost or market	1,344	1,344
Bank-owned life insurance	21,256	22,461
Interest receivable	8,764	10,876
Goodwill, net of accumulated amortization	24,521	24,521
Intangible assets, net of accumulated amortization	4,648	5,090
Other real estate owned	851	833
Other assets	4,642	4,172

TOTAL ASSETS	$1,105,186	$1,080,702

LIABILITIES

Demand deposits	$103,597	$102,452
Interest-bearing demand deposits	252,954	241,749
Savings deposits	63,524	58,401
Time deposits	484,198	488,805

Total deposits	904,273	891,407

Customer repurchase agreements	35,079	34,217
Advances from the Federal Home Loan Bank	23,488	6,984
Interest-bearing demand notes issued to the U.S. Treasury	2,215	1,838
Federal funds purchased	21,300	26,500
Trust Preferred securities	25,000	25,000
Note payable	14,550	14,550

Total borrowings	121,632	109,089

Other liabilities	10,245	11,599

Total liabilities	1,036,150	1,012,095

STOCKHOLDERS’ EQUITY

Common stock	22,391	22,391
Surplus	18,358	18,275
Retained earnings	52,960	51,279
Accumulated other comprehensive income (loss), net of tax	(553)	344
Less: Treasury stock	(24,120)	(23,682)

Total stockholders’ equity	69,036	68,607

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,105,186	$1,080,702

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	6.39%	6.33%
Tier 1 leverage capital ratio	6.19%	6.16%
Tier 1 risk-based capital ratio	7.93%	8.00%
Total risk-based capital ratio	8.35%	8.41%
Book value per share	$20.95	$20.66
Closing market price per share	$27.24	$24.25
End of period shares outstanding	3,295,184	3,308,447
End of period treasury shares outstanding	1,183,111	1,169,848

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS	SIX MONTHS	SIX MONTHS
	ENDED	ENDED	ENDED	ENDED
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Interest and fees on loans	$11,801	$12,293	$24,152	$23,900
Interest and dividends on investment securities	2,659	2,840	5,338	5,853
Interest on federal funds sold	4	75	29	221
Interest on interest-bearing time deposits in other banks	9	26	20	76

Total Interest Income	14,473	15,234	29,539	30,050

INTEREST EXPENSE

Interest on deposits	5,805	7,622	12,479	15,101
Interest on borrowings	851	1,025	1,789	1,971

Total Interest Expense	6,656	8,647	14,268	17,072

Net interest income	7,817	6,587	15,271	12,978
Provision for loan losses	450	115	818	300

Net interest income after provision	7,367	6,472	14,453	12,678

NON-INTEREST INCOME
Trust & farm management fees	336	357	812	771
Service charges on deposit accounts	1,110	1,095	2,202	2,085
Other service charges	567	497	1,024	958
Gain on sales of securities available-for-sale	0	162	276	209
Brokerage fee income	208	214	427	417
Mortgage banking income	288	137	636	409
Bank-owned life insurance	206	209	421	405
Other operating income	36	51	106	113

Total Non-Interest Income	2,751	2,722	5,904	5,367

NON-INTEREST EXPENSE
Salaries and employee benefits	4,226	4,137	8,623	8,317
Occupancy	611	598	1,290	1,201
Equipment expense	751	837	1,470	1,615
Federal insurance assessments	84	86	168	170
Intangible assets amortization	178	164	357	351
Data processing	302	257	579	530
Advertising	162	178	330	351
Other operating expense	1,195	1,137	2,252	2,131

Total Non-Interest Expense	7,509	7,393	15,069	14,666

Income before income taxes	2,609	1,800	5,288	3,379
Income tax expense	589	247	1,177	397

Net income	$2,020	$1,553	$4,111	$2,982

Net income per share:
BASIC	$0.61	$0.47	$1.25	$0.89
DILUTED	$0.61	$0.46	$1.24	$0.89

Basic weighted average shares outstanding	3,295,998	3,333,897	3,300,030	3,340,462
Diluted weighted average shares outstanding	3,309,084	3,344,557	3,311,735	3,354,268

PERFORMANCE RATIOS (annualized)

Return on average assets	0.75%	0.60%	0.76%	0.58%
Return on average equity	11.71%	9.56%	11.98%	9.18%
Net interest margin (tax-equivalent)	3.49%	3.15%	3.44%	3.13%
Efficiency ratio (tax-equivalent)	67.71%	74.67%	67.68%	75.04%

ASSET QUALITY

Net loan charge-offs	$189	$142	$670	$243
Total non-performing loans	$14,567	$4,809	$14,567	$4,809
Non-performing loans as a % of total loans	1.95%	0.72%	1.95%	0.72%